File No. 333-141974
Filed Pursuant to Rule 424(b)(4)

PROSPECTUS SUPPLEMENT NO. 7 DATED September 24, 2008

(To Prospectus Dated September 6, 2007)

O2DIESEL CORPORATION

12,805,987 Shares of Common Stock

Sticker Supplement to Prospectus

This prospectus supplement supplements the prospectus dated September 6, 2007, of O2Diesel Corporation, relating to the sale by Fusion Capital II, LLC of up to 12,805,987 shares of our common stock. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supercedes the information contained in the prospectus.

Investing in our common stock involves certain risks. See “Risk Factors” beginning on page 3 of the prospectus for a discussion of these risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

AMENDED ANNUAL REPORT ON FORM 10-KSB/A

On September 24, 2008, O2Diesel Corporation filed Amendment No. 2 to its Annual Report on Form 10-KSB/A (the “10-KSB/A2”) for the year ended December 31, 2007. The text of the 10-KSB/A2, including Exhibits 31 and 32 thereto, is attached hereto as Annex A to this Prospectus Supplement No. 7 and incorporated herein by reference.

Annex A

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-KSB/A
(Amendment No. 2)

(Mark One)

☒	Annual report under section 13 or 15(d) of the Securities Exchange Act of 1934

For the fiscal year ended December 31, 2007

OR

☐	Transition report under section 13 or 15(d) of the Securities Exchange Act of 1934

For the transition Period from to .

Commission file number: 001-32228

O2Diesel Corporation
(Name of small business issuer in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	91-2023525 (I.R.S. Employer Identification No.)

100 Commerce Drive Suite 301 Newark, Delaware (Address of principal executive offices)	19713 (Zip Code)

Issuer's telephone number: (302) 266-6000 Securities registered under Section 12(b) of the Exchange Act: None

Securities registered under Section 12(g) of the Exchange Act: Common Stock, $0.0001 Par Value
(Title of class)

         Check whether the Issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒    No  ☐

         Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B is not contained in this form, and no disclosure will be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB. ☒

         Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act) Yes ☐    No ☒

         State the aggregate market value of the voting and non-voting common equity held by non-affiliates computed by reference to the price at which the common equity was sold, or the average bid and asked price of such common equity, as of a specified date within the Past 60 days. (See definition of affiliate in Rule 12b-2 of the Exchange Act.)

         Registrant's revenues for its most recent fiscal year: $358,464

         The aggregate market value of the voting stock held by non-affiliates of the registrant on March 19, 2008 computed by the average bid and asked price as of March 19, 2008, at which the stock was sold, was $21,824,668, assuming solely for purposes of this calculation that all directors and executive officers of the issuer are "affiliates." This determination of affiliate status is not necessarily a conclusive determination for other purposes.

         On March 19, 2008, the registrant had 87,298,674 shares of common stock, $0.0001 par value per share, issued and outstanding.

         TRANSITIONAL SMALL BUSINESS DISCLOSURE FORMAT: Yes ☐    No ☒

DOCUMENTS INCORPORATED BY REFERENCE

         Documents incorporated by reference are listed in the Exhibit Index.

EXPLANATORY NOTE

         O2Diesel Corporation (“the Company”) is filing this Amendment No. 2 to our Annual Report on Form 10-KSB ("Amendment") for the year ended December 31, 2007, which was originally filed on March 31, 2008 (the "Original Filing") and our Amendment No. 1 to the Original Filing which was filed on August 6, 2008 (“Amendment No. 1”), for the purpose of revising management’s evaluation of Disclosure Controls and Procedures for the year ended December 31, 2007 in Part II, Item 8A(T), as a result of the Company’s failure to file management’s annual report on internal control over financial reporting in the Original Filing.

        Except for the revision described above, this Amendment does not amend, modify or update the Original Filing or Amendment No. 1 to that filing, and the Company has not updated the disclosure contained herein to reflect events that have occurred subsequent to the filing. Accordingly, this Amendment should be read in conjunction with the Company’s other filings made with the Securities and Exchange Commission.

Part II

Item 8A(T).    Controls and Procedures

DISCLOSURE CONTROLS AND PROCEDURES

        The Company’s Chief Executive Officer and Chief Financial Officer evaluated the effectiveness of our disclosure controls and procedures as of December 31, 2007. The term "disclosure controls and procedures," as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act of 1934, as amended (the “Exchange Act”) means controls and other procedures of a company that are designed to ensure that information required to be disclosed by a company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by a company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the company's management, including its principal executive and principal financial officers, as appropriate to allow timely decisions regarding required disclosure. Our management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving their objectives and our management necessarily applies its judgment in evaluating the cost-benefit relationship of possible controls and procedures. Based on the evaluation of our disclosure controls and procedures as of December 31, 2007, and because of the Company’s failure to file the required management’s annual report on internal control over financial reporting (“Report of Management”) in its Annual Report on Form 10K-SB when it was originally filed on March 31, 2008, the Company’s Chief Executive Officer and Chief Financial Officer concluded that, as of December 31, 2007, our disclosure controls and procedures were not effective at the reasonable assurance level at that date.

The Company has remedied this failure in the effectiveness of its disclosure controls and procedures by filing the appropriate disclosure regarding Disclosure Controls and Procedures in the Amendment No. 1 and below. The Company has implemented additional controls and procedures designed to ensure that the disclosures provided by the Company meet the then-current requirements of the applicable filing made under the Exchange Act.

INTERNAL CONTROL OVER FINANCIAL REPORTING

Management's Report on Internal Control Over Financial Reporting

        The Company's management is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in the Securities Exchange Act of 1934 Rules 13a-15(f) and 15d-15(f), as amended) for the Company.  Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

        The Company's internal control over financial reporting includes policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company, (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles and that receipts and expenditures are made in accordance with authorizations of management and directors of the Company, and (3) provide reasonable assurance that unauthorized acquisitions, use or disposition of Company assets that could have a material effect on the Company's financial statements would be prevented or detected on a timely basis.  Because of its inherent limitations, internal control over financial reporting is not intended to provide absolute assurance that a misstatement of our financial statements would be prevented or detected.  To evaluate the effectiveness of the Company's internal control over financial reporting, the Company's management uses the Internal Control - Integrated Framework adopted by the Committee of Sponsoring Organizations of the Treadway Commission ("COSO").

        The Company's management has assessed the effectiveness of the Company's internal control over financial reporting as of December 31, 2007, using the COSO framework.  The Company's management has determined that the Company's internal control over financial reporting is effective as of that date.

        This annual report does not include an attestation report of the Company's registered public accounting firm regarding internal control over financial reporting.  Management's report was not subject to attestation by the Company's registered public accounting firm pursuant to temporary rules of the Securities and Exchange Commission that permit the company to provide only management's report in the annual report.

Changes in Internal Controls Over Financial Reporting

        During the most recent fiscal year, there have not been any changes in the Company's internal controls over financial reporting or in other factors that have materially affected, or are reasonably likely to materially affect internal controls over financial reporting.

Part III

Item 13. Exhibits

        (a) Exhibits

31.1	Certification of the Chief Executive Officer pursuant to Rule 13a-14(a) or Rule 15d-14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
31.2	Certification of the Chief Financial Officer pursuant to Rule 13a-14(a) or Rule 15d-14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
32.1	Certification of the Chief Executive Officer and Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

SIGNATURES

        Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

O2DIESEL CORPORATION

By:	/s/ ALAN R. RAE
Alan R. Rae Chief Executive Officer and Director September 24, 2008

        Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons in the capacities and on the dates indicated.

TITLE	DATE

/s/ ALAN R. RAE Alan R. Rae	Director and Chief Executive Officer (Principal Executive Officer)	September 24, 2008

/s/ DAVID H. SHIPMAN David H. Shipman	Chief Financial Officer (Principal Financial and Accounting Officer)	September 24, 2008

/s/ ARTHUR MEYER Arthur Meyer	Chairman	September 24, 2008

/s/ KARIM JOBANPUTRA Karim Jobanputra	Director	September 24, 2008

/s/ GERSON SANTOS-LEON Gerson Santos-Leon	Director	September 24, 2008